Exhibit 99.1

Shareholder Update Letter

August 14, 2008

To all our valued shareholders,

Although I have met many of you already, for those I have not had the pleasure of meeting yet, my name is Jeff Hoffman and I was brought in at the beginning of the 4th quarter of 2007 as uBid.com Holdings’ new Chief Executive Officer.

My assignment was to determine how to improve the Company’s financial performance, and maximize shareholder value. To start that process, I spent the last part of 2007 studying, analyzing and evaluating the business as a whole. One thing was certainly clear - after ten years of operating losses, something had to change. Based on my analysis and the Company’s history of losses, I decided that the entire business model needed to be re-evaluated, redefined, and re-launched with a well defined focus on a large and profitable market sector. The results of my study and analysis led to a comprehensive transformation of the business model and strategy, as well as a restructuring process that the Company has been executing since early in the first quarter of 2008, and will continue to execute through the second quarter of 2008 and beyond.

The new strategy was structured to take advantage of the Company’s true assets, which position the Company for market leadership that capitalizes on ten years of hard work. Over the last decade, uBid has built relationships with over 7,000 name brand and reputable manufacturers and retailers. These customers have been utilizing the auction platform to solve supply chain issues with excess inventories. uBid has also collected over 6,000,000 users, and has built an impressive traffic flow of millions of monthly visitors to the site. A tremendous amount of investment has been made in technology over the past ten years, and the auction platform has historically handled over $600,000,000 per year in transaction gross revenue.

The focus of the previous business model, however, was that of a direct marketing company operating an online auction marketplace for any and all approved sellers. For this strategy to have worked, uBid would have had to overtake the market leader with over 95% market share in the online auction marketplace. It was my conclusion that this was at best an immensely difficult goal to achieve, and history seems to have proven my point.

In order to best leverage what I believe to be the true assets of this Company, I replaced the marketplace business model with a comprehensive asset recovery solutions business model, consisting of a holding company operating the five sales channels (the existing auction channel plus four new channels) which we needed to deliver the industry’s most comprehensive solution. In accordance with my plan, a major portion of the implementation of the new strategy, as well as the restructuring process along with efforts and expenses related to it, was performed in Q1 and Q2 of 2008. The Company anticipates the positive results we are beginning to see early in Q3 of 2008 will only escalate going forward.

Put simply, I made the decision to restructure and invest in the new business model in Q1 and Q2 of 2008, as opposed to focusing on potential short term band-aid solutions for profit, and prepare this company for a much larger, long-term opportunity to create shareholder value.

The Company expects all aspects of the new business model will be fully implemented by the end of 2008 or early 2009, and that results of restructuring will start having a more profound impact on the Company and its results of operations at that time.

Enable Holdings, Inc., our new corporate name, which is traded on the NASDAQ OTC bulletin board under the ticker symbol ENAB.OB, will serve as the holding company to the five sales channels it will encompass: on-line auction website uBid.com, fixed-price commerce website RedTag.com, online business-to-business sales channel Dibu Trading Corporation, offline excess inventory solution channel RedTag Live!, and private auction software channel Commerce Innovations. This lineup gives us the most complete excess inventory and asset recovery solution in the marketplace.

For manufacturer, distributor and retail clients, Enable Holdings offers a comprehensive and very unique solution to solve their asset recovery needs. To the end consumer, the Company, through its five sales channels, offers a value proposition that enables customers to have an “inside connection” to purchase name brand excess merchandise at compelling prices.

Investors and shareholders should be aware that they are investing in a company with a new business model, a new name and a new approach. Although the Company’s loss has increased and sales are down compared to the six months ended June 30, 2007, due to the Company’s investment in the new business model and restructuring as described above and further explained in our form 10-Q for Q2 of 2008, my administration and I are focused and determined on achieving a long-term leadership position in the market, and we believe that the Company’s initiatives will reflect that going forward.

The new holding company website is located at www.enableholdings.com

Thank you for your continued support and patience, and I look forward to keeping you abreast of our progress as milestones are achieved. As always, your comments and suggestions are welcome, and I can be reached at JeffH@ubid.com.

Sincerely,

Jeff Hoffman
Chief Executive Officer

SEC Filings and Forward-Looking Statements
Additional information about Enable Holdings, Inc. is in the company’s annual report on Form 10-K, filed with the Securities and Exchange Commission.

Certain statements made in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements using terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “should,” “will,” “forecast,” and similar words or expressions. Enable Holdings, Inc. intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of Enable Holdings, Inc. and the industries and markets in which Enable Holdings, Inc. operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect the forward looking statement identified above and Enable Holdings, Inc.'s business, financial condition and operating results generally include the effects of adverse changes in the economy, reductions in consumer spending, declines in the financial markets and the industries in which Enable Holdings, Inc. and its partners operate, adverse changes affecting the Internet and e-commerce, the ability of Enable Holdings, Inc. to develop and maintain relationships with strategic partners and suppliers and the timing of its establishment or extension of its relationships with strategic partners, the ability of Enable Holdings, Inc. to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of Enable Holdings, Inc. to attract and retain qualified personnel, the ability of Enable Holdings, Inc. to successfully integrate its acquisitions of other businesses, if any, and the performance of acquired businesses. Enable Holdings, Inc. expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by Enable Holdings, Inc.